UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 2, 2025
Date of Report (Date of earliest event reported)

WHITE MOUNTAINS INSURANCE GROUP, LTD.
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	1-8993 (Commission file number)	94-2708455 (I.R.S. Employer Identification No.)

23 South Main Street, Suite 3B, Hanover, New Hampshire 03755
(Address of principal executive offices)

(603) 640-2200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, par value $1.00 per share	WTM	New York Stock Exchange
	WTM.BH	Bermuda Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).                                     Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 31, 2025, Manning Rountree will retire as Chief Executive Officer of White Mountains Insurance Group, Ltd. (the “Company”) and as a member of its board of directors (the “Board”). At that time, he will become Senior Advisor to the Company.

On January 1, 2026, Liam Caffrey will succeed Mr. Rountree as Chief Executive Officer and become a member of the Board. Mr. Caffrey, 53, currently serves as President and Chief Financial Officer of the Company. He joined the Company in March 2022. Prior to joining the Company, Mr. Caffrey served as Chief Executive Officer of Aon’s Global Affinity business. Prior to that, he served as Chief Financial Officer of Aon Risk Solutions globally and as Chief Financial Officer of Aon Risk Solutions Americas. Prior to that, Mr. Caffrey served as a principal at McKinsey & Company. Mr. Caffrey has extensive experience in insurance-related M&A and operations.

Michael Papamichael, 45, will succeed Mr. Caffrey as Chief Financial Officer on January 1, 2026. Mr. Papamichael is currently Managing Director and Deputy CFO of the Company. Prior to rejoining the Company in 2020, Mr. Papamichael served as a Senior Vice President at Hamilton Insurance Group. Prior to joining Hamilton, Mr. Papamichael held various senior positions at Sirius Group, including when it was owned by White Mountains prior to 2016.

Giles Harrison, 57, will succeed Mr. Caffrey as President of the Company on January 1, 2026. Mr. Harrison currently serves as Executive Vice President and Chief Strategy Officer. Prior to joining the Company in June 2024, Mr. Harrison worked for the Zurich Insurance Group from 2015 to 2024, most recently as the Chief Financial Officer of Farmers Group, Inc. Prior to joining Farmers, he was CEO of Regional Markets EMEA for Zurich Insurance Group, based in Zurich. Prior to this, he led the Zurich Group’s mergers, acquisitions and partnership activities globally. Prior to Zurich, Mr. Harrison was an investment banker at Lehman Brothers and HSBC.

A copy of the press release making these announcements is furnished as Exhibit 99.1 to this Form 8-K.

There are no arrangements or understandings between Mr. Caffrey, Mr. Papamichael or Mr. Harrison (the “New Officers”), respectively, and any other persons pursuant to which he was selected as Chief Executive Officer, Chief Financial Officer or President, respectively. There are also no family relationships between any of the New Officers and any director or executive officer of the Company, and none of the New Officers has any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. There are no material changes to the compensation of any of the New Officers at this time.

The Board’s Compensation/Nominating & Governance Committee approved a letter agreement (the “Agreement”) with Mr. Rountree regarding his service as a Senior Advisor from the date of his retirement to January 1, 2028. Under the Agreement, the Company agreed to pay Mr. Rountree (i) a cash bonus for the 2025 fiscal year equal to $600,000 multiplied by the 2025 bonus pool harvest percentage applicable to named executive officers and (ii) a salary of $300,000 per year from the date of his retirement through January 1, 2028. Mr. Rountree remains eligible to receive shares or payments in respect of his pre-existing grants under the Company’s long-term incentive plan. The Agreement provides that Mr. Rountree will be subject to certain restrictive covenants regarding competition, solicitation and disparagement. In connection with the Agreement, Mr. Rountree and the Company entered into a mutual release of claims.

The foregoing description of the Agreement is a summary of its material terms, does not purport to be complete, and is qualified in its entirety by reference to the Agreement, which we intend to file as an exhibit to the Company’s periodic report filed pursuant to the Securities Exchange Act of 1934, as amended, for the quarter ending September 30, 2025.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release, dated September 2, 2025

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHITE MOUNTAINS INSURANCE GROUP, LTD.
September 2, 2025	By:	/s/ MICHAELA J. HILDRETH Michaela J. Hildreth Managing Director and Chief Accounting Officer

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